UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

April 30, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., EDT, on Wednesday, June 5, 2013, at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

We look forward to greeting personally those stockholders who are able to be present at the meeting. However, regardless of whether you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you promptly complete, sign, date and return the enclosed proxy card promptly in the envelope provided.

Very truly yours,

R. Edward Anderson
Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard
Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 5, 2013

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322, on Wednesday, June 5, 2013, at 9:00 a.m., EDT, for the following purposes:

1.              To elect the two nominees named in the attached proxy statement to the board of directors to serve as Class II directors until their terms expire in 2016;

2.              To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers for 2012;

3.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

4.              To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 8, 2013, the record date for the annual meeting.

For directions to the annual meeting, please call the Embassy Suites-Airport at (912) 330-8222.

Regardless of whether you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy card promptly, so that your shares may be represented and voted at the annual meeting. A return envelope is enclosed for your convenience. No postage need be affixed to the enclosed envelope if mailed in the United States.

By Order of the Board of Directors,

Bruce D. Smith
Executive Vice President, Chief Financial Officer and
Secretary

April 30, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2013:  The Proxy Statement and our 2012 Annual Report are available at http://ir.cititrends.com/annual-proxy.cfm

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on June 5, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 5, 2013. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders on or about May 1, 2013.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” or the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

Where and when will the annual meeting be held?

The date, time and place of the meeting are:  June 5, 2013, at 9:00 a.m., EDT, at Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322.  For directions to the meeting, please call the Embassy Suites-Airport at (912) 330-8222.

Why did you send me this proxy statement?

This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

What can I vote on at the meeting?

The matters scheduled to be voted on at the meeting are:

(1)         The election of the nominees named in the proxy statement to our board of directors to serve as Class II directors until the annual meeting of stockholders in 2016 and until their successors are elected and qualified (“Proposal 1”);

(2)         A non-binding, advisory resolution to approve the compensation of our named executive officers for 2012 (“Proposal 2”); and

(3)         Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares (i) “FOR” the nominees to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation paid to our named executive officers, and (iii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 8, 2013, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 8, 2013, there were a total of 15,454,737 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

What is the required vote for approval?

The election of our nominees for director requires a plurality of the votes cast at the annual meeting.

The vote to approve the non-binding, advisory resolution to approve the compensation of our named executive officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm each require a majority of the votes cast at the annual meeting.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting in person. One third of the shares of common stock outstanding and entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

Votes withheld from the director nominees, abstentions and broker non-votes will be counted as shares present for the purpose of determining a quorum but will not be counted in determining the number of shares voted “FOR” the director nominees or treated as votes cast on any other proposal and, therefore, will not affect the outcome of the election of our director nominees or these other proposals.

A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How do I vote?

Stockholders of record may vote in person by attending the annual meeting or by completing and returning the proxy by mail. Your vote is very important, so regardless of whether you plan to attend the annual meeting, we encourage you to vote by proxy as soon as possible.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies in the proxy card will vote your shares as you instruct. If you do not mark a selection, your proxy will be voted as recommended by the board of directors.

You have the following choices in completing your proxy:

•                  You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•                  In voting on the nominees for director, you can either vote “FOR ALL” of the nominees or withhold your vote on the nominees as a group or with respect to any particular nominee.

•                  You may abstain on one or more of the Company’s proposals:  to approve, on a non-binding, advisory basis, the compensation of our named executive officers and to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

•                  You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote (i) to elect all of the nominees as directors, (ii) to approve the compensation of our named executive officers, and (iii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

How do I vote if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee, that party will give you instructions for voting your shares.  Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items such as Proposal 3, but will not be allowed to vote your shares with respect to certain “non-discretionary” items such as Proposals 1 and 2.  In the case of non-discretionary items, in the absence of voting instructions, shares subject to such so-called broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote, but will be counted for the purpose of determining the existence of a quorum.  If you do not provide voting instructions to your bank or broker, the organization that holds your shares will not be authorized to vote on Proposals 1 and 2.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the election of the Class II directors, the advisory vote to approve the compensation of our named executive officers and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.  If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes, so long as you are the record holder and not a nominee holder of the shares. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy card, or by signing, dating and returning to us a new proxy card or by attending the annual meeting and voting your shares in person. We will honor the proxy card with the latest date.

Proxy revocation notices or new proxy cards should be sent to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a proxy card if you are a stockholder of record on the record date.  If your shares are held in street name, then you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted by mail.

What do I do if I receive duplicate proxy statements and cards?

You may receive more than one proxy statement, proxy card or annual report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by American Stock Transfer and Trust Company, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Who will count the votes?

American Stock Transfer and Trust Company will tabulate the votes. Corporate Communications, Inc. will serve as the inspector of election.

Who will conduct this proxy solicitation and who pays for this proxy solicitation?

We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other stockholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors, R. Edward Anderson, Brian P. Carney, Lawrence E. Hyatt, John S. Lupo, and Patricia M. Luzier.  Our directors are divided into three classes with staggered three-year terms so that the term of one class expires at each annual meeting of stockholders. Two nominees will be proposed for election as Class II directors at the annual meeting on June 5, 2013.

It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual meeting of stockholders in 2016 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

The nominees have agreed to stand for election. However, if for any reason any nominee shall not be a candidate for election as a director at the annual meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our board of directors, or the board may determine to leave the vacancy temporarily unfilled.

Nominees for Election as Class II Directors

Brian P. Carney currently serves as a Class II director whose term expires at the annual meeting.  Mr. Carney has been nominated by our board of directors to stand for re-election at the annual meeting for a three-year term expiring in 2016.  Mr. Carney currently is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our board of directors.  Mr. Carney’s biographical information is set forth on the following page.

John S. Lupo currently serves as a Class II director whose term expires at the annual meeting.  Mr. Lupo has been nominated by our board of directors to stand for re-election at the annual meeting for a three-year term expiring in 2016.  Mr. Lupo currently is Chair of the Compensation Committee of our board of directors and a member of the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors.  Mr. Lupo’s biographical information is set forth on the following page.

The board of directors recommends that stockholders vote “FOR” each of the nominees for election as Class II directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The board of directors does not have a set policy with respect to the separation of the offices of the chairman and chief executive officer, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board.  Mr. Anderson held both offices from May 2006 through his retirement as Chief Executive Officer (“CEO”) in April 2009, at which time he became Executive Chairman of the board in order to provide for an orderly transition of the CEO role to his successor.  In April 2010, Mr. Anderson transitioned from Executive Chairman to non-executive Chairman.  As a result, the two offices were separated from April 2009 to January 2012, at which point the board asked Mr. Anderson to return to the CEO role upon the departure of his successor.  Mr. Anderson has served as both chairman of the board of directors and CEO of the Company since January 2012.

Our board of directors consists of five directors (Messrs. Anderson, Carney, Hyatt and Lupo and Ms. Luzier), all of whom, except Mr. Anderson, have been determined by the board to be independent under NASDAQ listing standards. Our Second Amended and Restated Certificate of Incorporation divides our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term.  Our Class II directors, Messrs. Carney and Lupo, have terms expiring in 2013, our Class III directors, Messrs. Anderson and Hyatt, have terms expiring in 2014, and our Class I director, Ms. Luzier, has a term expiring in 2015.

Directors

The following sets forth selected biographical information for our directors.

Nominees for Class II Directors.

Brian P. Carney.  Mr. Carney, age 52, has served as a director since 2007, and is a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of BI-LO Holding, LLC, a grocery retailer, a position he has held since 2005.  Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 23, 2009, BI-LO Holding, LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  BI-LO Holding, LLC emerged from Chapter 11 through a plan of reorganization on May 12, 2010.

In determining that Mr. Carney should continue serving as one of our directors, the board considered in particular his financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends.  His financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”).

John S. Lupo.  Mr. Lupo, age 66, has served as a director since 2003, and is Chairman of the Compensation Committee, as well as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Lupo was a principal in the consulting firm, Renaissance Partners, LLC, from 2000 through 2008. From 1998 through 1999, Mr. Lupo served as Executive Vice President of Basset Furniture. From 1996 until 1998, Mr. Lupo served as the Chief Operating Officer of the International Division of Wal-Mart Stores Inc., and from 1990 until 1996, Mr. Lupo served as Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc. Mr. Lupo has also served as a director of Cobra Electronics Corporation since 2007.  Mr. Lupo served as a director of Spectrum Brands Inc. (formerly Rayovac Corporation) from 1998 to 2009 and as a director of AB Electrolux from 2007 to 2012.

In determining that Mr. Lupo should continue serving as one of our directors, the board considered in particular his retail merchandising and operational experience with Wal-Mart Stores, Inc. and as a consultant with Renaissance Partners, LLC, as well as his performance as a member of the board of directors of Citi Trends.

Continuing Class III Directors with Terms Expiring in 2014.

R. Edward Anderson.  Mr. Anderson, age 63, has served as Chairman of the board of directors since May 2006, including as Executive Chairman from October 2011 to January 2012 and from April 2009 to April 2010, and as a director since 2001.  He served as CEO of the Company from 2001 to April 2009 and returned to that position in January 2012.  From 1997 to 2001, Mr. Anderson was Chief Financial Officer of Variety Wholesalers, Inc., an operator of discount stores.  Prior to 1997, Mr. Anderson served as Chairman, President and Chief Executive Officer of Rose’s Stores, Inc., a discount retailer.

In determining that Mr. Anderson should continue serving as one of our directors, the board considered in particular his in-depth knowledge of Citi Trends attained from his tenure of more than eight years as CEO and eleven years as a director.  In addition, the board considered his experience as CFO, CEO and chairman of other discount retailers prior to joining Citi Trends.

Lawrence E. Hyatt.  Mr. Hyatt, age 58, has served as a director since 2006, and is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee.  Mr. Hyatt has served as the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc., a restaurant and retail company, since January 2011.  From 2004 through 2010, Mr. Hyatt served as the Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., a multi-concept restaurant company.  He also served as Interim Chief Executive Officer of O’Charley’s Inc. from February 2009 through June 2009.  Mr. Hyatt served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.p.A., from 1999 to 2000, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.

In determining that Mr. Hyatt should continue serving as one of our directors, the board considered in particular his experience as a public company CFO and his retail background.  His financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the SEC and, as a result, the board named him Chairman of the Audit Committee.  In addition, the board considered his performance as a director of Citi Trends.

Continuing Class I Director with Term Expiring in 2015.

Patricia M. Luzier.  Ms. Luzier, age 63, has served as a director since 2005, and is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Ms. Luzier currently has her own private consulting business focused on human resource management, organizational development and executive coaching. Ms. Luzier was previously the Senior Vice President and Chief Administrative Officer of Cole National Corporation, a specialty retailer, from 1999 through 2004. She served as Senior Vice President, Human Resources and Administration, for HomePlace Group, Inc. from 1998 until 1999. She also served as Senior Vice President of Human Resources with Vicorp Restaurants, Inc. from 1994 until 1998.  Ms. Luzier currently serves as a director for Dale Carnegie and Associates, a private performance-based training company, and is the Chair of their Compensation Committee.

In determining that Ms. Luzier should continue serving as one of our directors, the Board considered in particular her experience in the area of human resources with retail companies and her performance as a member of the board of directors of Citi Trends.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while the board of directors is responsible for providing oversight of risk management.  The oversight role performed by the board and its committees includes, among other things, the following:

•                 Review of risks associated with our long-term strategic plan and annual budgets;

•                  Meetings with various members of management regarding initiatives being undertaken in their areas, including, among others, merchandising, real estate, finance, human resources and information systems;

•                  Private meetings with our independent registered public accounting firm, our Chief Financial Officer, and our Director of Internal Audit;

•                  Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10K;

•                  Review and approval of our Investment Policy; and

•                  Review of legal matters

Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each have responsibility for addressing risks inherent within their areas of oversight.  In accordance with its charter, the Audit Committee is responsible for assisting the board with its oversight of our overall risk management profile and our financial reporting risks.  The Compensation Committee’s responsibilities related to risk include ensuring that compensation policies have a fair balance of risk and reward.  The Nominating and Corporate Governance Committee’s primary risk-related responsibilities deal with the development and recommendation of appropriate corporate governance guidelines and oversight to ensure compliance with such guidelines.  Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Risk and Employee Compensation

We believe that Citi Trends’ compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.  Instead, we believe that our compensation structure encourages a fair balance of risk and reward.  The process undertaken by the board to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based.  In addition, the board participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board.  As a retail company operating only one store concept, we are not subject to many of the issues that caused employees in the financial services sector to take excessive and unnecessary risks in order to maximize their compensation.  We believe that the components of our employee-wide compensation program are consistent in form with similar companies.  Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised solely of the independent members of our board of directors, Messrs. Carney, Hyatt and Lupo and Ms. Luzier.

Audit Committee

The Audit Committee, currently consisting of all four of the Company’s independent directors, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. The current members of the Audit Committee satisfy NASDAQ’s audit committee member independence requirements. Mr. Hyatt is the Chairman of the Audit Committee.  The board of directors has determined that Mr. Hyatt and Mr. Carney are “audit committee financial experts” as defined by the rules of the SEC.  During fiscal 2012, the Audit Committee met 9 times.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, and audits of the Company’s financial statements, on behalf of the board of directors.  The principal duties and responsibilities of our Audit Committee, among other things, are to:

•                  have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;

•                  discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;

•                  review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•                  review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

•                  review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and

•                  establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available on the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee, currently consisting of all four of the Company’s independent directors, reviews and determines the compensation and benefits of the Company’s executive officers and administers our incentive and equity-based compensation plans. Mr. Lupo is the Chairman of the Compensation Committee. The Compensation Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com.  During fiscal 2012, the Compensation Committee met 6 times.  The principal duties and responsibilities of our Compensation Committee, among other things, are to:

•                  review and approve corporate goals and objectives relevant to our CEO’s and other named executive officers’ compensation and evaluate the CEO’s performance in light of these goals and objectives;

•                  review and administer the Company’s incentive and equity-based compensation plans;

•                  determine and approve the CEO’s compensation;

•                  make recommendations to our board of directors regarding the salaries, incentive compensation plans and equity-based plans for our executive officers;

•                  oversee, in consultation with management, regulatory compliance with respect to compensation matters;

•                  review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers; and

•                  review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company.

The form and amount of director compensation is annually determined by our board of directors after a recommendation from the Nominating and Corporate Governance Committee.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.  In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2012 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities.  The Compensation Committee has engaged Hay Group (the “Compensation Consultant”) to provide advice on the Company’s executive and director compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee.  See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of all four of the Company’s independent directors.  Ms. Luzier is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com.  During fiscal 2012, the Nominating and Corporate Governance Committee met 4 times.  The principal duties and responsibilities of our Nominating and Corporate Governance Committee, among other things, are to:

•                  review the composition of our board of directors and committee structure and evaluate the performance of directors and committees;

•                  identify individuals qualified to become board members, consistent with criteria approved by our board of directors;

•                  select and recommend individuals as nominees for directors at annual meetings of our stockholders;

•                  develop and recommend to the board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles;

•                  review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence; and

•                  review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of The NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;

•                  compliance with applicable laws, rules and regulations, including insider trading compliance; and

•                  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on our corporate website at http://www.cititrends.com. In the event of any amendment or waiver of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website.  Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Carney, Hyatt and Lupo and Ms. Luzier.  No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Attendance of Directors

During fiscal 2012, the board of directors held 11 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director.

Policies Relating to our Board of Directors

Nomination and Selection of Directors

Our Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The

Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

•                  demonstrates personal integrity and moral character;

•                  shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;

•                  possesses relevant business or professional experience, technical expertise or specialized skills;

•                  exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and

•                  maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, our Corporate Governance Guidelines state that the committee will review candidates’ experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the board.  Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members.  This helps to explain how our board, consisting of five members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations, distribution and human resources.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources.  Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary not less than ninety (90) calendar days and not more than one hundred twenty (120) calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate and must also comply with the requirements of our bylaws.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of our directors attended the 2012 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors.  Management has primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting.  The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2012 fiscal year. The Audit Committee has also discussed with KPMG LLP, the Company’s independent registered public accounting firm during the 2012 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the SEC.

Submitted by the Audit Committee of the board of directors:

Lawrence E. Hyatt, Chairman

Brian P. Carney

John S. Lupo

Patricia M. Luzier

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management.  Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2013 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Submitted by the Compensation Committee of the board of directors:

John S. Lupo, Chairman

Brian P. Carney

Lawrence E. Hyatt

Patricia M. Luzier

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position
R. Edward Anderson	63	Chairman and Chief Executive Officer
Jason T. Mazzola	43	Executive Vice President and Chief Merchandising Officer
Bruce D. Smith	54	Executive Vice President and Chief Financial Officer
Ivy D. Council	56	Executive Vice President of Human Resources and Chief Compliance Officer
James A. Dunn	56	Senior Vice President of Store Operations
Charles D. Crowell	60	Senior Vice President of Supply Chain

The following sets forth selected biographical information for our executive officers who are not directors.

Jason T. Mazzola. Mr. Mazzola has served as our Executive Vice President and Chief Merchandising Officer since February 2012. From May 2011 to February 2012, Mr. Mazzola was the Chief Merchandising Officer of ideeli Inc., an online apparel retailer.  From November 2009 to May 2011, Mr. Mazzola served as a consultant and Executive Vice President of Sales and Design for Long Street Industries Inc., an apparel wholesaler.  From 2001 to 2009, as well as from 1993 to 1996, Mr. Mazzola was employed in various merchandising positions with TJX Companies, Inc., including Senior Vice President/General Merchandise Manager-Ladies Sportswear, Shoes, Domestics and Giftware of the A. J. Wright division.  Mr. Mazzola received a master’s in business administration from Cornell University’s Johnson Graduate School of Management.

Bruce D. Smith. Mr. Smith has served as our Executive Vice President and Chief Financial Officer since March 2010 and as our Senior Vice President and Chief Financial Officer since April 2007.  From 2005 to March 2007, Mr. Smith served as Executive Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc. (“Hancock”), a specialty retailer of fabrics and related accessories, and served as the Senior Vice President, Chief Financial Officer and Treasurer of Hancock from 1996 until 2005.  From 1991 to 1996, Mr. Smith served as Executive Vice President and Chief Financial Officer of Fred’s, Inc.  From 1980 to 1991, Mr. Smith was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Smith is a certified public accountant.

On March 21, 2007, Hancock, for which Mr. Smith served as an executive officer as described above, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  On August 1, 2008, Hancock’s plan of reorganization became effective and Hancock emerged from bankruptcy protection.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007.  In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc.  From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002.  Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores.

James A. Dunn. Mr. Dunn has served as our Senior Vice President of Store Operations since 2006 and as our Vice President of Store Operations since 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining us, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that, Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

Charles D. Crowell. Mr. Crowell has served as our Senior Vice President of Supply Chain since April 2011. From 2004 to March 2011, Mr. Crowell served as Vice President, Distribution for Hecht’s, a division of May Department Stores Company prior to being merged with Macy’s, Inc. Mr. Crowell served as Vice President, Distribution Services for The Home Depot from 1997 to 2002 where he was responsible for the operations of a worldwide network of 62 distribution facilities. Prior to that, Mr. Crowell served as Vice President of Transportation and Distribution for Best Products.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions.  This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2012 to the following individuals, whom we refer to as our named executive officers:

•                  R. Edward Anderson, our Chief Executive Officer,

•                  Jason T. Mazzola, our Executive Vice President and Chief Merchandising Officer,

•                  Bruce D. Smith, our Executive Vice President and Chief Financial Officer,

•                  Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer, and

•                  James A. Dunn, our Senior Vice President of Store Operations.

The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2012

Fiscal 2012 was a year in which our financial results improved over a very challenging fiscal 2011.  The year began with our Chairman of the Board, Ed Anderson, returning to his previous role as CEO and the hiring of a new Chief Merchandising Officer, Jason Mazzola.  We had two major sales issues as we entered 2012 — one was value, the other was fashion.  After considerable hard work and focused efforts by our team, we believe we corrected our value equation, providing our customers with prices and values that are as strong as anyone in specialty retail.  However, we have not yet solved the fashion issue in ladies’ apparel.  The branded portion of our ladies’ business continued to decline in fiscal 2012, leading to a 5.6% decrease in overall comparable store sales.  While our comparable store sales declined, we improved our gross margin and tightly managed expenses, resulting in a significant improvement in the bottom line.

Our net loss declined to $2.2 million in fiscal 2012 from $10.0 million in fiscal 2011.  However, even with the reduction in net loss, we did not reach our Adjusted EBITDA goal, as discussed in the “Annual Cash Incentives” section below.  We have a compensation program that is designed to link the interests of management and stockholders, such that the achievement of challenging goals results in rewards for our executive officers.  Accordingly, in years such as 2012, when the goals are not achieved, no cash incentives are paid to our named executive officers.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 23, 2012, over 89% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2012 proxy statement.  The Board and the Compensation Committee appreciate and value the views of our stockholders.  In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2013 as a result of this advisory vote.  Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

At the annual meeting of stockholders on May 25, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur annually.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce.  In furtherance of those goals, our compensation program is designed to:

•                  enable the Company to attract, retain and motivate a team of high quality executives who will create long-term stockholder value;

•                  create opportunities to participate in the ownership of the Company and to share in the value the executives help create; and

•                  provide rewards that are proportional to each executive’s contribution to our success.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level.  Our management team and Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company.  The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors.  Our CEO is not involved with any aspect of determining his own compensation.  The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties.  As discussed in further detail in the following section, the committee engaged Hay Group in 2011 to provide an analysis of the Company’s compensation practices and to provide the Committee with survey data and an update on current compensation trends.  In 2012, the Hay Group provided the Committee with an update to the 2011 analysis for the CEO and the Company’s three Executive Vice Presidents.  The Compensation Committee has assessed the independence of Hay Group against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Hay Group from independently representing the Compensation Committee.  The Hay Group does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company.  The peer group used by the Compensation Consultant in the 2011 peer group analysis consisted of the apparel retailers indicated below.  The Compensation Committee believes that the companies comprising this peer group represent appropriate comparisons due to the similarity in business and financial characteristics.

bebe stores, inc.	Hot Topic, Inc.
Body Central Corp.	Jos. A. Bank Clothiers, Inc.
The Buckle Inc.	New York & Company, Inc.
Casual Male Retail Group, Inc.	Pacific Sunwear of California, Inc.
The Cato Corporation	rue 21, inc.
Christopher & Banks Corporation	Stage Stores, Inc.
Destination Maternity Corporation	The Wet Seal, Inc.
The Finish Line, Inc.	Zumiez Inc.

The Committee also reviewed compensation information provided by the Compensation Consultant in 2011 from a survey of more than 100 retail companies, including five of the companies in our peer group. The update provided by the Compensation Consultant in 2012 did not include a comparison to our peer group, but focused on a new survey of more than 100 retail companies, including eight of the companies in our peer group.  The Compensation Consultant’s analysis focused on the following areas of compensation:

•                  base salary,

•                  annual cash incentives,

•                  total cash compensation (the sum of base salary and annual cash incentives),

•                  long-term equity incentives (a variable incentive vesting over a multi-year period), and

•                  total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail survey.  Instead, the use of the data as a guide is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation.  The 2011 analysis by the Compensation Consultant indicated that each of our executive officers’ total direct compensation at target levels was at or below median in relation to the peer group or retail survey, as applicable, with the exception of one Executive Vice President position that had total targeted direct compensation above the peer group’s median, but below the survey’s median.  The 2012 update for the CEO and the Company’s three Executive Vice Presidents indicated that total direct compensation at target levels was generally consistent with the 2011 analysis.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements:  base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program.  Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, and changes in responsibilities, if any.  After considering these factors, the Compensation Committee approved increases to certain of our named executive officers’ base salaries in March 2012 as shown below:

	Fiscal 2011	Fiscal 2012
Name and Principal Position (1)	Base Salary Rate	Base Salary Rate	% Change

R. Edward Anderson	$700,000	$700,000	0.0%
Chief Executive Officer

Jason T. Mazzola	$375,000	$375,000	0.0%
Executive Vice President and
Chief Merchandising Officer

Bruce D. Smith	$322,000	$335,000	4.0%
Executive Vice President and
Chief Financial Officer

Ivy D. Council (2)	$260,000	$280,000	7.7%
Executive Vice President of Human Resources
and Chief Compliance Officer

James A. Dunn	$250,000	$260,000	4.0%
Senior Vice President of Store Operations

(1) R. Edward Anderson and Jason T. Mazzola joined the Company as employees during fiscal 2011 and 2012, respectively, and did not receive base salary increases.

(2) Promoted to Executive Vice President of Human Resources from Senior Vice President in 2012.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (2) Adjusted EBITDA, which is comprised of EBITDA plus asset impairment expense, a non-cash charge similar in certain respects to depreciation and amortization. The Company’s performance in these areas allows us to evaluate the Company’s success in any given year.  The Company’s success and performance impacts our compensation decisions with respect to our executive officers.  Our annual cash incentives are directly tied to these financial metrics, and we believe the future value of long-term equity incentives is at least indirectly tied to such metrics.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the achievement of our budgeted goal for Adjusted EBITDA. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBITDA that represents our goal considers many key operating and financial factors, including the following:

•                  Store selling square footage;

•                  Comparable store sales;

•                  Average sales per store;

•                  Gross margin;

•                  Store and distribution operating expenses as a percentage of sales; and

•                  Corporate expenses.

Our CEO recommends a target award for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant and, together with the Compensation Committee, determines the appropriate target award for each executive.  For fiscal 2012, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
Mr. Anderson	100%
Mr. Mazzola	65%
Mr. Smith	65%
Ms. Council	65%
Mr. Dunn	50%

As disclosed in last year’s Proxy Statement, we shifted from using EBITDA as the metric for our cash incentive program to Adjusted EBITDA in 2012, because Adjusted EBITDA includes all of the components of EBITDA while also excluding non-cash asset impairment expense which is similar in certain respects to depreciation and amortization.  We also disclosed in last year’s Proxy Statement that items such as unplanned and significant costs related to litigation, claim judgments or settlements, gain or loss on significant sales of property and equipment, and the sales/gross margin effect every five to six years of a 53rd week would be excluded from both the budget and actual amounts used in the cash incentive calculation.  Since the calculation of cash incentives is based on performance versus budget, the exclusion of items such as these ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

The annual cash incentive program is directly linked to our budget, such that if the Company achieves 100% of its budgeted Adjusted EBITDA, it is expected that the executive officers would receive 100% of their target award.  There is a scale in place that dictates payment of annual cash incentives in the event that actual Adjusted EBITDA as a percentage of budgeted Adjusted EBITDA is between the threshold and maximum levels of the scale.  In years prior to 2012, if actual EBITDA was equal to 90% of budget (threshold), then 50% of the target award was paid, while if it was equal to or greater than 120% of budget (maximum), then 200% of the target award was paid.  For 2012, the maximum hurdle was made more challenging, such that 140% of budget had to be achieved in order to receive a payout equal to 200% of the target award.  The threshold for 2012 was initially maintained at the same 90% level as in prior years; however, at a November 2012 meeting, the Compensation Committee decided to lower the threshold level to 80% in order to incentivize management during the upcoming Christmas season.  In 2012, the Adjusted EBITDA budget was $31,677,000 for the 53-week fiscal year, representing a 135% increase over 2011’s actual Adjusted EBITDA.  As mentioned in the preceding paragraph, the sales/gross margin effect of the 53rd week was subtracted from the budget, resulting in a performance target for incentive purposes of $27,634,000.  The actual effect of the 53rd week, as well as the aforementioned litigation, claim judgments and settlement costs, were removed from actual 2012 Adjusted EBITDA, resulting in actual performance for incentive purposes of $21,090,000, or 76.3% of the performance target.  Since actual performance was less than the revised threshold of 80% of the performance goal, no cash incentive compensation was paid to executive officers for 2012.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table elsewhere in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO, which take into account the executive’s past performance, the executive’s position within the Company, and an evaluation of other elements of compensation provided to the executive officer.  The committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of full-value restricted stock provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives.  The 2012 grants for Bruce Smith, Ivy Council and Jim Dunn each consisted of 10,000 shares of restricted stock, plus shares with values determined as a percentage of base pay, ranging from 50% for the named executive officers that are senior vice presidents to 65% for the named executive officers that are executive vice presidents.  The 2012 grant to Jason Mazzola was negotiated in connection with his hiring in February 2012.  No grant was made to the CEO in 2012 because he had received a grant upon being reappointed to Executive Chairman of the Board in November 2011.  As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting period for the 2012 grants was set as four equal installments beginning March 20, 2013 and on March 20th of each of the three years thereafter, except for Mr. Mazzola’s grant which has a vesting schedule of 25% on each of the first two anniversaries and 50% on the third anniversary.  The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.  For more information regarding these long-term incentives granted to our named executive officers in fiscal 2012, please see “Grants of Plan-Based Awards Table for Fiscal Year 2012” and “Outstanding Equity Awards at 2012 Fiscal Year-End Table” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement.  We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate.  We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites.  During fiscal 2012, the Company provided Mr. Anderson and Mr. Mazzola with reimbursements of commuting expenses and provided Mr. Dunn with the use of a Company car.  Each executive officer also received life/long-term disability insurance coverage.  We did not provide any other special benefits or perquisites to our executive officers.  We believe these perquisites are reasonable in light of peer group practices.  We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements.  We have entered into severance agreements with all of the named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company.  Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a change in control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers.  The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates.  Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March.  Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.  The Company makes an effort to issue the annual grants each March after the Company’s fourth quarter earnings release, in order to allow time for the release to be disseminated to the investment community.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by directors, officers and employees.  Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities.  These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed.  The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

The accounting treatment of compensation has been a factor in determining the type of equity awards to grant to our executive officers.  Prior to fiscal 2007, the favorable accounting treatment of stock options played an important role in the Company’s decision to use this form of equity award.  However, following the adoption of new accounting regulations requiring the recording of stock-based compensation expense, the Company reevaluated its equity grant practices, and in fiscal 2007 shifted to restricted stock as its primary form of equity awards, as discussed above.

It is the Compensation Committee’s intent to maximize tax deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.  No deductions for compensation paid for 2012 or prior years have been limited under Section 162(m) of the Code, with the exception of $398,000 paid to Mr. Anderson in 2012 after he returned to the position of CEO.

2012 Fiscal Year Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2010, 2011 and 2012.

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(1)(5)	($)(1)

R. Edward Anderson	2012	713,462	—	—	—	41,315	754,777
Chief Executive Officer	2011	100,000	—	442,000	—	232,557	774,557
	2010	64,904	—	559,500	—	186,750	811,154

Jason T. Mazzola(6)	2012	367,789	200,000	621,000	—	47,614	1,236,403
Executive Vice President and Chief Merchandising Officer

Bruce D. Smith	2012	340,442	—	409,274	—	3,697	753,413
Executive Vice President and Chief Financial Officer	2011	321,077	—	209,300	—	2,819	533,196
	2010	309,231	—	201,500	—	1,544	512,275

Ivy D. Council	2012	283,846	—	365,663	—	4,631	654,140
Executive Vice President of Human Resources and Chief	2011	259,231	—	130,000	—	2,219	391,450
Compliance Officer	2010	249,231	—	125,000	—	861	375,092

James A. Dunn	2012	264,231	—	302,221	—	8,371	574,823
Senior Vice President of Store	2011	249,231	—	125,000	—	42,969	417,200
Operations	2010	238,462	—	120,000	—	10,364	368,826

(1)         Fiscal 2013 was a 53-week fiscal year for the Company, therefore, amounts shown in the Summary Compensation Table include 53 weeks.  Only Salary, All Other Compensation and Total Compensation were affected by the extra week.

(2)         Mr. Mazzola received a signing bonus of $100,000 upon joining the Company. In addition, Mr. Mazzola received a $100,000 year-end bonus that was guaranteed as a condition of his accepting employment with the Company in 2012.

(3)         Reflects the grant-date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company’s stock price at the close of business on the date of grant.

(4)         Reflects the value of cash incentive compensation earned under our annual cash incentive program.

(5)         Other Compensation in 2012 for Mr. Anderson and Mr. Mazzola includes reimbursements for commuting expense totaling $39,000 and $45,048, respectively.  Mr. Dunn’s Other Compensation in 2012 includes $5,234 related to the use of a Company car.  Additionally, 2012 Other Compensation includes amounts for each officer related to life/long-term disability insurance coverage and amounts for Mr. Mazzola, Mr. Smith, Ms. Council and Mr. Dunn representing the Company’s 401(k) matching contributions.

(6)         Mr. Mazzola joined the Company as Executive Vice President and Chief Merchandising Officer in February 2012.

Grants of Plan-Based Awards Table for Fiscal Year 2012

The following table sets forth the individual grants of awards made to each of our named executive officers during fiscal year 2012.

		Estimated Future Payouts Under			All Other Stock
		Non-Equity Incentive Plan			Awards: Number of	Grant Date Fair
		Awards (1)			Shares of Stock or	Value of Stock
	Grant	Threshold	Target	Maximum	Units	and Option
Name	Date	($)	($)	($)	(#) (2)	Awards ($) (3)

Mr. Anderson		350,000	700,000	1,400,000

Mr. Mazzola	02/13/12	121,875	243,750	487,500	60,000	621,000

Mr. Smith	05/23/12	108,875	217,750	435,500	28,501	409,274

Ms. Council	05/23/12	91,000	182,000	364,000	25,464	365,663

Mr. Dunn	05/23/12	65,000	130,000	260,000	21,046	302,221

(1)         Represents threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal year 2012 performance.  For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement.  Since the Company did not achieve its threshold fiscal year 2012 performance goal, there were no payments of cash incentives to named executive officers pursuant to our annual cash incentive program for 2012.

(2)         Awards of time-vesting restricted stock under the 2012 Incentive Plan, which vest in four equal installments on March 20th of 2013, 2014, 2015 and 2016, with the exception of the grant to Mr. Mazzola which was negotiated in connection with his hiring on February 13, 2012 and included a vesting schedule of 25% on each of the first two anniversaries and 50% on the third anniversary.

(3)         Reflects the grant-date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company’s stock price at the close of business on the date of grant.

Employment Agreements

In January 2012, the Compensation Committee of our board of directors approved Mr. Anderson’s compensation upon his return to the position of CEO, providing for an annual gross starting salary of $700,000 and participation in our annual bonus plan for management.  Letter agreements with Mr. Smith (March 2007), Ms. Council (December 2006) and Mr. Mazzola (January 2012) provided for an annual gross starting salary of $250,000, $200,000 and $375,000, respectively, and participation in our annual bonus plan.  The letter agreements may be terminated by the executive or us at any time for any reason or no reason.  See “Potential Payments Upon Termination or Change in Control” for further information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the name executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table provides information concerning unexercised options and unvested restricted stock outstanding as of February 2, 2013 for each of our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
	Exercisable		Unexercisable	($)	Date	(#)		($) (1)

Mr. Anderson	—		—	—	—	—		—

Mr. Mazzola	—		—	—	—	60,000	(5)	773,400

Mr. Smith	—		—	—	—	28,501	(6)	367,378
						6,735	(7)	86,814
						2,992	(8)	38,567
						1,703	(9)	21,952

Ms. Council	2,000	(2)	—	38.40	1/8/2017	25,464	(6)	328,231
						4,183	(7)	53,919
						1,856	(8)	23,924
						1,362	(9)	17,556

Mr. Dunn	2,500	(3)	—	41.35	3/17/2016	21,046	(6)	271,283
	5,000	(4)		14.00	5/17/2015	4,023	(7)	51,856
						1,782	(8)	22,970
						1,249	(9)	16,100

(1)         Market value is based on the closing stock price of $12.89 on February 1, 2013, the last trading day of our 2012 fiscal year.

(2)         Stock options were awarded on January 8, 2007 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(3)         Stock options were awarded on March 17, 2006 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(4)         Stock options were awarded on May 17, 2005 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(5)   Restricted shares were awarded on February 13, 2012 under the 2005 Long-Term Incentive Plan and vest on the first, second and third anniversaries of the grant date at 25%, 25%, and 50% of the total granted, respectively.

(6)         Restricted shares were awarded on May 23, 2012 under the Citi Trends, Inc. 2012 Incentive Plan and vest in four equal installments beginning March 20, 2013 and on March 20th of each of the three years thereafter.

(7)         Restricted shares were awarded on March 15, 2011 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(8)         Restricted shares were awarded on March 16, 2010 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

(9)         Restricted shares were awarded on March 30, 2009 under the 2005 Long-Term Incentive Plan and vest in four equal installments on the first four anniversaries of the grant date.

Option Exercises and Stock Vested Table for Fiscal Year 2012

The following table sets forth information concerning each exercise of stock options and vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($) (2)

Mr. Anderson	—	—	54,753	633,175
Mr. Mazzola	—	—	—	—
Mr. Smith	—	—	7,339	86,184
Ms. Council	—	—	5,243	61,376
Mr. Dunn	—	—	4,902	57,417

(1)         Reflects the excess of the fair market value of the underlying shares at the time of exercise over the exercise price of the options.

(2)         Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers.  Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary.

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

The Company has also entered into an Employment Non-Compete, Non-Solicit and Confidentiality Agreement with each of the named executive officers.  Each non-compete agreement provides that upon a separation from the Company, the executive will not disclose confidential information relating to the Company, will not compete with the Company or render similar services to a competitor of the Company for a period of one year, will not solicit any vendor or supplier of merchandise to the Company on behalf of a competitor for a period of two years and will not recruit Company personnel for a period of two years.

Pursuant to the terms of our 2012 Incentive Plan, 2005 Long-Term Incentive Plan and 1999 Stock Option Plan, and/or the applicable award agreements, all outstanding options and unvested restricted stock will become 100% vested upon the occurrence of a change in control.  The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on February 2, 2013 or if a change in control of the Company had occurred as of such date.  The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Mr. Anderson	Mr. Mazzola	Mr. Smith	Ms. Council	Mr. Dunn
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (1)	$700,000	$375,000	$335,000	$280,000	$260,000
Total	$700,000	$375,000	$335,000	$280,000	$260,000

Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	$700,000	$375,000	$335,000	$280,000	$260,000
Value of Accelerated Unvested Restricted Stock (2)	—	773,400	514,711	423,630	362,209
Total	$700,000	$1,148,400	$849,711	$703,630	$622,209

Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (2)	—	$773,400	$514,711	$423,630	$362,209
Total	—	$773,400	$514,711	$423,630	$362,209

(1)     Reflects cash severance equal to 12 months of the executive’s fiscal year 2012 annual salary.

(2)     Reflects the value of restricted stock awards using the closing stock price of the Company’s common stock on February 1, 2013 ($12.89), the last trading day of our 2012 fiscal year. Pursuant to the terms of the grants of restricted stock issued and outstanding, such shares become 100% vested upon a change in control of the Company.

Director Compensation Table for Fiscal Year 2012

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services in all capacities during fiscal year 2012, except for Mr. Anderson, who was not compensated for his services as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($) (1)	($)

Brian P. Carney	93,000	51,251	144,251
Lawrence E. Hyatt	105,000	51,251	156,251
John S. Lupo	101,000	51,251	152,251
Patricia M. Luzier	99,000	51,251	150,251

(1)         Reflects the grant-date fair value of 3,569 shares of restricted stock awards computed in accordance with FASB ASC Topic 718 and based on the Company’s stock price at the close of business on the date of grant, May 23, 2012.  Such shares vest on the first anniversary of the grant date.

The aggregate number of shares of restricted stock held by each director as of February 2, 2013 was 3,569.  There were no awards of stock options to directors in fiscal 2012. The aggregate number of shares underlying stock options held by each director as of February 2, 2013 is as follows:  Mr. Carney, 0; Mr. Hyatt, 500; Mr. Lupo, 1,500; Ms. Luzier, 2,750.

Director Compensation

Annual Retainer.  During fiscal 2012, all non-employee directors received an annual retainer fee of $74,000. We also provided the following additional annual retainers: Chair of the Audit Committee, $12,000; Chair of the Nominating and Corporate Governance Committee, $6,000; and Chair of the Compensation Committee, $8,000.

Meeting Fees.  Each of our non-employee directors received $2,500 for each board meeting attended and $750 for telephonic meetings attended.  We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Equity Awards.  In addition, each non-employee director received restricted stock awards under the 2012 Incentive Plan, as shown in the preceding “Director Compensation Table for Fiscal Year 2012.”

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers.  The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 15, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce.  Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level.  Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong.  We believe the 2012 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation” beginning on page 22, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.  The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors.  Our board of directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures

The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company.  Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee must review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us, all reports required by Section 16(a) of the Exchange Act to be filed by our directors and executive officers and all beneficial owners of more than ten percent of our common stock outstanding to report transactions in our securities were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 8, 2013, for the following persons:

•                  each stockholder known by us to own beneficially more than 5% of our common stock;

•                  each of our directors and named executive officers; and

•                  all directors and executive officers as a group.

This table lists applicable percentage ownership based on 15,454,737 shares of common stock outstanding as of April 8, 2013. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 8, 2013, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class

Directors and Named Executive Officers:

R. Edward Anderson Chairman of the Board and Chief Executive Officer	185,873		1.2%

Jason T. Mazzola Executive Vice President and Chief Merchandising Officer	82,991		*

Bruce D. Smith	79,990		*
Executive Vice President and Chief Financial Officer

Ivy D. Council Executive Vice President of Human Resources and Chief Compliance Officer	68,974	(1)	*

James A. Dunn Senior Vice President of Store Operations	71,504	(2)	*

Charles D. Crowell Senior Vice President of Supply Chain	34,160		*

Brian P. Carney Director	16,459		*

Lawrence E. Hyatt Director	17,787	(3)	*

John S. Lupo Director	18,787	(4)	*

Patricia M. Luzier Director	20,037	(5)	*

Directors and executive officers as a group (ten persons)	596,562	(6)	3.9%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class

Other Beneficial Owners:

Massachusetts Financial Services Company(7)	2,230,338	14.4%
111 Huntington Avenue
Boston, MA 02199

FMR LLC(8)	1,909,000	12.4%
(and related persons)
82 Devonshire Street
Boston, MA 02109

Nantahala Capital Management, LLC(9)	1,396,932	9.0%
100 First Stamford Place, 2nd Floor
Stamford, CT 06902

BlackRock, Inc.(10)	840,601	5.4%
40 East 52nd Street
New York, NY 10022

Morgan Stanley(11)	837,080	5.4%
(and related entities)
1585 Broadway
New York, NY 10036

The Vanguard Group(12)	814,442	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

Rutabaga Capital Management(13)
64 Broad Street, 3rd Floor	804,650	5.2%
Boston, MA 02109

*                 Denotes less than 1%.

(1)                   Includes options to purchase 2,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(2)                   Includes options to purchase 7,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(3)                   Includes options to purchase 500 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(4)                   Includes options to purchase 1,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(5)                   Includes options to purchase 2,750 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(6)                   Includes options to purchase 14,250 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 8, 2013.

(7)                   This information is based on a Schedule 13G/A filed on February 13, 2013.  The shares listed in the table are beneficially owned by Massachusetts Financial Services Company (“MFS”) and/or certain other non-reporting entities.  MFS has sole voting power with respect to 2,120,878 of the shares and sole dispositive power with respect to all of the shares.  The interest of one entity, the MFS New Discovery Fund (the “Fund”), a series of MFS Series Trust I (which is an investment company), in the common stock of the Company, amounted to 1,167,883 shares of common stock, or 7.6%, of the total number of shares outstanding.  The Fund, which is a series of a Massachusetts business trust, has its principle office at 111 Huntington Avenue, Boston, Massachusetts 02199.

(8)                   This information is based on a Schedule 13G/A filed on February 14, 2013.  FMR LLC is a parent holding company with sole dispositive power through its subsidiary Fidelity Management & Research Company (“Fidelity”) with respect to 1,909,000 shares of our common stock.  Edward C. Johnson 3d (whose family has predominant control over the voting stock of FMR LLC), through such control has sole dispositive power with respect to such shares.  Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 1,909,000 shares of our common stock as a result of acting as investment adviser to various investment companies.  Fidelity has its principal place of business at 82 Devonshire Street, Boston, MA 02109.  One such investment company, Fidelity Low-Priced Stock Fund, is the beneficial owner of 1,325,000 shares, or 8.6%, of our common stock outstanding.  Fidelity Low-Priced Stock Fund has its principal place of business at 82 Devonshire Street, Boston, MA 02109.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the investment funds it controls, each has sole power to dispose of the 1,909,000 shares owned by the funds.

(9)                   This information is based on a Schedule 13G filed on February 14, 2013.  Nantahala Capital Management,  LLC is the beneficial owner of the listed shares and has sole voting power and sole dispositive power with respect to all of the shares.

(10)            This information is based on a Schedule 13G/A filed on February 8, 2013.  The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power and sole dispositive power with respect to all of the shares.

(11)            This information is based on a Schedule 13G/A filed on February 13, 2013.  Morgan Stanley is a parent holding company with sole voting power and sole dispositive power with respect to 837,080 shares of our common stock.  Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley and is an investment adviser with sole voting power and sole dispositive power with respect to the same 837,080 shares of our common stock.

(12)            This information is based on a Schedule 13G filed on February 13, 2013.  The Vanguard Group, Inc. is the beneficial owner of the shares listed and has sole voting power and shared dispositive power with respect to 19,121 of the shares and sole dispositive power with respect to 795,321 of the shares.  Vanguard Fiduciary Trust Company is a wholly-owned subsidiary of The Vanguard Group, Inc. and is the beneficial owner of 19,121 shares, or 0.1%, of our common stock as a result of serving as investment manager of collective trust accounts.

(13)            This information is based on a Schedule 13G/A filed on February 15, 2013.  Rutabaga Capital Management is the beneficial owner of the listed shares and has sole voting power with respect to 699,971 shares and shared voting power with respect to 104,679 shares and sole dispositive power with respect to all of the shares.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014, and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since fiscal 2002. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of KPMG LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our fiscal 2011 and 2012 financial statements and the fees billed to us in 2011 and 2012 by KPMG LLP for other professional services:

	Fiscal 2011	Fiscal 2012

Audit Fees(1)	$786,000	$780,000
Audit-Related Fees(2)	—	5,000
Tax Fees	—	—
All Other Fees	—	—
Total	786,000	785,000

(1) Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2011 and fiscal 2012.

(2) Audit-related fees include amounts billed in connection with the Company’s Form S-8 filing to register shares under the new Citi Trends, Inc. 2012 Incentive Plan.

Audit Committee Pre-Approval Policy

In accordance with our Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by our Audit Committee.

Our Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 1, 2014.

STOCKHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to the proxy solicitation rules of the SEC intended to be included in the proxy statement and proxy card relating to the 2014 annual meeting of stockholders must be received by us no later than December 31, 2013. In addition, if you desire to bring business (including director nominations) before our 2014 annual meeting of stockholders, you must comply with our bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 5, 2014, and no later than March 7, 2014.  Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2014 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2014 annual meeting should be addressed to the Company, Attention:  Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as filed with the SEC, accompanies this proxy statement.  A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

OTHER BUSINESS

We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF CITI TRENDS, INC. June 5, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and the 2012 Annual Report for Citi Trends, Inc. are available at http://ir.cititrends.com/annual-proxy.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two Directors for a three-year term expiring at the 2016 annual stockholders meeting. 2. An advisory vote to approve the compensation of the Company's named executive officers for 2012. 3. Ratification of the selection of KPMG LLP to be the independent registered public accounting firm of the Company for the fiscal year ending February 1, 2014. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20230300000000000000 4 060513 O Brian P. Carney O John S. Lupo FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: FOR AGAINST ABSTAIN

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CITI TRENDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints R. Edward Anderson and Bruce D. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of Citi Trends, Inc. to be held on June 5, 2013 and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.)